Exhibit 10.19

CAPITAL TITLE GROUP, INC.

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AGREEMENT amends the Employment Agreement dated March 7, 1998, by and between CAPITAL TITLE GROUP, INC. (“Employer”) and DONALD R. HEAD (“Employee”) in the following particulars:

1.	Paragraph 4(a) is deleted. New paragraph 4(a) shall read:

“The annual salary (hereafter “Annual Base Compensation”) is increased to $270,000, effective January 1, 2003.”

2.	New paragraph 4(h) shall read:

“The Board of Directors shall, at the end of each year and at its sole discretion, determine an amount to be paid to Employee as an additional bonus (hereafter “Additional Bonus”). The amount of the Additional Bonus shall be determined following a review at the end of each year, conducted by the Compensation Committee, of the performance of the Company, taking into account the economy, shareholder value and the achievement of projected forecasts.”

3.	On execution of this Amendment to Employment Agreement, the Company shall cause Capital Title Group, Inc. to grant an option in favor of Employee to purchase an additional one hundred thousand (100,000) shares of the common stock of CTGI based on the usual formulae for the strike price.

The foregoing provisions become effective as of January 1, 2003 and, except to the extent herein modified, the Employment Agreement and subsequent Amendments thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the 13 day of December, 2002.

EMPLOYER:		EMPLOYEE:

CAPITAL TITLE GROUP, INC.

By	/s/ TED F. LAMB	/s/ DONALD R. HEAD
	TED F. LAMB, Director	DONALD R. HEAD

CAPITAL TITLE GROUP, INC.

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AGREEMENT amends the Employment Agreement of June 1,1996, by and between CAPITAL TITLE GROUP, INC. (“Employer”) and DONALD R. HEAD (“Employee”). References are to paragraph numbers in the Employment Agreement.

1.	Paragraph 2 is deleted. New Paragraph 2 shall read as follows:

“Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be deemed to have commenced (the “Commencement Date”) on April 1,1998, and shall terminate on March 31, 2003, unless extended to a New Termination Date as provided herein, and subject to early termination as provided below. This Agreement shall automatically be extended, on each anniversary of the Commencement Date (“Anniversary”) to a New Termination Date, which date shall be five (5) years after the date of such Anniversary, unless not less than sixty (60) days prior to any such Anniversary, either (a) written notice of termination is delivered to Employee by the Board, or (b) written notice of resignation is given to the Board by Employee.

2.	Paragraph 4(a) is deleted. New paragraph 4(a) shall read:

“The annual salary (hereafter “Annual Base Compensation”) is increased to $200,000, effective April 1, 1998, to be paid on a pro rata basis for the balance of the current calendar year.”

3.	Paragraph 4(b) is deleted. New paragraph 4(b) shall read:

“Employee shall receive additional compensation payable annually in an amount (the “Annual Bonus Amount”) equal to four percent (4%) of the Employer’s annual income before taxes, but not to exceed two hundred percent (200%) of Employee’s Annual Base Compensation as of the Commencement Date to be determined in accordance with generally accepted accounting principles (the Actual Annual Income Amount). For purposes of computing the Annual Bonus Amount, the Actual Annual Income Amount shall be calculated without taking into account (a) the Annual Bonus Amounts of either the Employee or the President, or (b) gains from (i) the periodic disposition of assets, (ii) extraordinary events, and (iii) discontinued operations, or (c) the cumulative effect of changes in accounting estimates or treatments.”

4.	Paragraph 4(c) is deleted. New Paragraph 4(c) shall read:

“In any instance when the Actual Annual Income Amount is less than seventy-five percent (75%) of the budgeted Annual Income Amount of the Employer (but only on condition that, with the Employee acting in good faith, the budget has been approved prior to the end of the first quarter of the year to which it applies), the Board of Directors may reduce the Annual Bonus Amount to such sum as it determines to be appropriate for the lower performance actually realized.”

5.	New Paragraph 4(d) is added and shall read as follows:

“Notwithstanding any other provision of Paragraph 4, in the event that Employee’s employment is terminated by Employer or its successor without cause and for reasons other than Employee’s death (which shall be governed by Paragraph 12), or disability (which shall be governed by clause (ii) of Paragraph 3), within two (2) years of a Change in Control event as hereafter defined, Employee shall be paid severance compensation in an amount equal to three hundred percent (300%) of his then Annual Base Compensation calculated on a full-year basis. Additionally, Employee shall be paid the Annual Bonus Amount calculated on a pro rata basis for the period of employment in the year when the termination becomes effective.”

6.	New Paragraph 4(e) is added and shall read as follows:

“Severance compensation shall be payable, at the sole discretion of Employee, either (i) in equal semi-monthly-installments, or (ii) in one lump sum in an amount equal to the aggregate of all payments required to be made hereunder. The final Bonus Amount shall be paid on the latter often (10) days following (i) the filing with the SEC of the Employer’s annual 10-K report for the preceding fiscal year, or (ii) April 1st of the year next following Employee’s termination. Delinquent severance compensation due under clause 6(ii) shall bear interest at ten percent (10%) per annum for three (3) months and thereafter at fourteen percent (14%) per annum until paid.”

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7.	New Paragraph 4(f) is added and shall read as follows:

“The Annual Bonus Compensation shall be due and payable on the latter of (i) ten (10) days following the filing with the SEC of the Employer’s annual 10-K report for the preceding fiscal year, or (ii) April 1st”.

8.	New Paragraph 4(g) is added and shall read:

“Change in Control shall have occurred at any time within a one-year period that (i) a majority of the members of the Board of Directors serving prior to that date have been replaced by opposing nominees elected to such positions, and (ii) a change in control of fifty percent (50%) or more of the shares of common stock of Capital Title Group held by affiliates of the Employer (as that term is defined in the Securities Exchange Act of 1934).”

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement on the 15th day of April, 1998.

CAPITAL TITLE GROUP, INC.

By	/s/ DEBORAH CAMPBELL
Vice-President / Treasurer

EMPLOYER

/s/ DONALD R. HEAD
DONALD R. HEAD

EMPLOYEE

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COPY

CAPITAL TITLE GROUP, INC.

EMPLOYMENT AGREEMENT

Name of Employee (herein “Employee”):	DONALD R. HEAD

Date:	June 1, 1996

Initial Termination Date:	May 31, 2001

Annual Salary:	$ 96,000 1st year
$150,000 2nd year
plus 6% of the profit
before tax

Position(s):	Chairman of the Board; and
Chief Executive Officer

THIS AGREEMENT is entered into between Capital Title Group, Inc., a Delaware corporation (“Employer”), and Employee for the following purposes and upon the following conditions:

1. Employment. Employer hereby employs Employee as provided herein, and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth. On the effective date, this Agreement supersedes all prior agreements between Employer and Employee.

2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date hereof and shall terminate on the Initial Termination Date as provided above, unless extended to a New Termination Date as provided herein, and subject to early termination as provided below. This Agreement shall automatically be extended, on each anniversary of the date hereof (“Anniversary”) to a New Termination Date, which date shall be ten (10) years after the date of such Anniversary, unless not less than sixty (60) days prior to any such Anniversary, either (a) written notice of termination is delivered to Employee by the Board, or (b) written notice of resignation is given to the Board by Employee. In the event notice of termination is delivered to Employee by the Board in accordance with the preceding clause (a), this Agreement shall terminate on the New Termination Date to which it was extended on the last preceding Anniversary or, if such notice is given prior to the first Anniversary, on the Initial Termination Date.

3. Early Termination. Except as provided in Paragraph 2, Employer may not terminate this Agreement without cause. This Agreement may be terminated at any time with cause, if: (i) Employee is convicted of the willful and intentional commission of a crime (excluding traffic violations); (ii) if Employee is absent from work due to health or other reasons for more than 180 consecutive days; or (iii) in the reasonable judgment of the Board of Directors, Employee has materially failed to perform his duties hereunder. In the event of any such termination, Employee shall continue to render his services and shall be paid his regular compensation up to the effective date of termination as set by resolution of the Board of Directors, which shall not have retroactive effect.

4. Compensation.

(a) For the first year of this Agreement, Employer shall pay Employee an annual salary in the amount of $96,000.00, and in the second and each succeeding year $150,000.00, payable in equal semi-monthly installments at the Company’s regular payroll periods. Notwithstanding any other provision in this Agreement, in the event of any resignation or other termination of this Agreement for any reason during a sixty (60) month period following a “Change in Control of Employer” as defined herein, unless the operation of this paragraph shall expressly and voluntarily be waived by the Employee in a written instrument signed by the Employee specifically for that purpose, the compensation required to be paid by Employer or Employee under this Agreement shall continue to be paid as though this Agreement had not terminated until the most recently established New Termination Date; provided, however, the foregoing provision shall not apply to early termination of this Agreement upon the death (which shall be governed by Paragraph 12), disability (which shall be governed by clause (ii) of Paragraph 3), termination following a conviction for the wilful and intentional commission of a crime (which shall be governed by clause (i) of Paragraph 3) and upon retirement at or after the Employee’s normal retirement date. Any compensation required to be paid under this Paragraph following the resignation of Employee or other termination of this Agreement as hereinabove provided within sixty (60) months following any Change in Control of Employer, shall be paid, in the sole discretion of Employee, either (i) in equal semi-monthly installments as provided in this Paragraph as though no change in the status of Employee under this Agreement had occurred, or (ii) in one lump sum in an amount equal to the aggregate of all payments required to be made hereunder.

(b) Additional compensation shall be paid to Employee annually in an amount equal to six percent (6%) of the Employer’s pre-tax net profit on all company operations, calculated according to generally acceptable accounting principles applicable to title insurance agencies consistently applied, prorated in the first year of employment for the period remaining in the Employer’s fiscal year if less than twelve (12) months, such compensation to be determined and paid within three (3) months following the end of each succeeding fiscal year. Pretax profits for purposes of this Agreement shall be net taxable income attributable to operations as disclosed by Employer’s federal income tax returns and related internal records, but exclusive of bonuses, dividends or other remuneration to stockholders, directors or executive committees. Copies of the Employer’s federal tax returns shall be furnished to Employee when received by the Employer’s accounting firm in final form. At the Employer’s option, estimated compensation may be paid in successive fiscal years with appropriate adjustments spread over twelve (12) month periods in the event of any under or over estimated payments made pursuant to this paragraph.

(c) “Change in Control of Employer” shall be deemed to have occurred when any of the following events shall occur:

(i)	any person, excluding existing shareholders as of the date of this Agreement, shall acquire, directly or indirectly, beneficial ownership of equity securities of Employer representing in excess of twenty percent (20%) of the outstanding shares of any class of equity securities of Employer (for purposes hereof, “beneficial ownership” shall have the meaning prescribed in Rule 13d-3 promulgated under the Securities Exchange Act of 1934); or

(ii)	any person who has acquired, directly or indirectly, beneficial ownership of equity securities of Employer (as defined in the preceding clause) representing in excess of twenty percent (20%) of the outstanding shares of any class of equity securities of Employer shall seek to nominate or seek to cause to be elected to the Board of Directors, any person who has not been nominated for election to the Board by a majority of the then incumbent directors of Employer.

5. Duties. Employee is engaged in the Position (s) listed above to discharge the normal duties associated with said Position (s), and shall be vested with such authority as provided in the Bylaws, as specifically directed by the Board of Directors of Employer or officers having authority over Employee under the Bylaws (“Senior Officers”), or pursuant to the general operating policies adopted by the Board of Directors of Employer. If elected to do so by the shareholders, Employee will serve on the Board of Directors during the term of this Agreement, and will serve in such capacity without further compensation beyond that specified above, unless otherwise determined by the Board of Directors. He will keep the Board of Directors and Senior Officers fully informed, will on a regular schedule (at least quarterly) present detailed financial information and business plans to the Board for approval and adoption, and thereafter conscientiously pursue their accomplishment.

6. Extent of Service. Employee agrees to devote all of his time, attention, and energies to the business of Employer; provided, however, that Employee may pursue passive investment activities not competing with, or in conflict with his duties to, Employer.

7. Working Facilities and Staff. Employer shall pay for an office, administrative staff, telecommunications and computer equipment and such other facilities, equipment and services, suitable to Employee’s position and adequate for the performance of his duties.

8. Business Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel, and similar items. Employer will reimburse Employee for all such expenses upon presentation by Employee of an itemized account of such expenditures. Such expenditures shall be within approved budget items for such expense. In the event of any subsequent disallowance by the Internal Revenue Service of such reimbursed expenses as deductions on Employer’s income tax returns, such disallowed expense shall be treated as an advance of future sums to be paid by Employer to Employee under this Agreement, except in those instances where such expenses are specifically authorized or directed by Employer prior to Employee’s expenditure therefor, which expenses shall not be chargeable to Employee.

9. Automobile Expense Allowance. Employer shall pay Employee, in addition to his regular salary, an automobile expense allowance in the amount of $800 per month, payable semi-monthly.

10. Medical Expenses. During the term of this Agreement, Employer shall provide a group health plan for the coverage of the medical expenses of Employee and his immediate family dependents, with such plan to provide for the payment of medical expenses in amounts and under terms as are reasonable and customary for plans for businesses such as Employer.

11. Vacations. Employee shall be entitled in each year of this Agreement to a vacation of three weeks during which time his compensation shall be paid in full. Employee may direct that unused vacation time be carried over from the year to which it relates to a following year and be accumulated for Employee’s use in such year or subsequent years, or that he be paid for any unused vacation time at the end of any year. In addition, Employee shall be entitled to normally established paid holidays and other employee benefit programs, including, but not limited to, sick leave.

12. Death During Employment. If Employee dies during the term of this employment, Employer shall pay to the estate of Employee the compensation, including any bonus, which would otherwise be payable to Employee up to the end of the month in which his death occurs and will continue to make payments of such compensation to his estate for a period of three (3) years after Employee’s death.

13. Return of Books and Papers. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all manuals and memoranda; all cost, pricing and other financial data; all customer information; all other written or printed materials which are the property of the Company (and any copies of them); and all other materials which may contain confidential information relating to the business of Employer, which Employee may then have in his possession whether prepared by Employee or not.

14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to his residence in the case of Employee, or to its principal office in the case of Employer.

15. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

16. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successor and assigns of Employer.

17. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18. Paragraph Headings. Paragraph headings have been chosen and used for convenience in referring to the various sections and paragraphs of the Agreement and are not to be accorded by meaning or significance beyond such use in any interpretation of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of June, 1996.

CAPITAL TITLE GROUP, INC.

By:	/s/ ANDREW A. JOHNS
President

EMPLOYER

/s/ DONALD R. HEAD
DONALD R. HEAD

EMPLOYEE

CAPITAL TITLE GROUP, INC.

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AGREEMENT amends the Employment Agreement dated March 7, 1998, by and between CAPITAL TITLE GROUP, INC. (“Employer”) and DONALD R. HEAD (“Employee”) in the following particulars:

1.	Paragraph 4(a) is deleted. New paragraph 4(a) shall read:

“The annual salary (hereafter “Annual Base Compensation”) is increased to $300,000, effective April 1, 2005.”

Except to the extent herein modified, the Employment Agreement dated March 7, 1998 and subsequent Amendments thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the 8th day of March, 2005.

EMPLOYER:		EMPLOYEE:

CAPITAL TITLE GROUP, INC.

By:	/s/ TED F. LAMB	By:	/s/ DONALD R. HEAD
	TED F. LAMB, Director		DONALD R. HEAD